                                                                    Exhibit 4(d)

                             Progress Energy, Inc.

                             OFFICER'S CERTIFICATE

     Thomas R. Sullivan, the Treasurer of Progress Energy, Inc. (the "Company"), pursuant to the authority granted in the Board Resolutions dated September 22, 2000 and the Indenture, as defined herein, does hereby certify to Bank One Trust Company, N.A. (the "Trustee"), as Trustee under the Indenture (for Debt Securities) of the Company, dated as of February 15, 2001 (as supplemented by this Officer's Certificate, the "Indenture"), that he has authorized the issue and sale of 7.10% Senior Notes due 2011 (the "Notes") by the Company, and, in connection with such issuance, has determined, approved or appointed, as the case may be, the following:

1. The notes of the first series issued under the Indenture shall be designated "7.10% Senior Notes due 2011." The Form of Note is attached hereto as Exhibit A. All capitalized terms used in this certificate which are not defined herein shall have the meanings (if any) set forth in Exhibit A hereto; all capitalized terms used in this certificate which are not defined herein or in Exhibit A hereto shall have the meanings set forth in the Indenture.

2. If not redeemed earlier pursuant to their terms, the Notes shall mature and the principal thereof shall be due and payable together with all accrued and unpaid interest thereon on March 1, 2011.

3. The Notes shall be issued as Global Securities registered in the name of a nominee of The Depository Trust Company. The Notes shall be issued in denominations of $1,000 and integral multiples thereof.

4.   The Notes shall bear interest as provided in Exhibit A.

5.   The Notes may be redeemed at any time as provided in Exhibit A.

6.   The Notes shall not be subject to a sinking fund.

7. Principal and interest will be payable initially at the corporate trust office of Bank One Trust Company, N.A., presently located at 14 Wall Street, 8th Floor, New York, New York 10005, or such other place as may be designated by the Company from time to time.

8 The Notes will be subject to certain events of default and certain covenants as set forth in the Indenture and Exhibit A.

9. The Trustee shall initially be Bank One Trust Company, N.A., the principal corporate trust office of which presently is located at One North State Street, Chicago, Illinois 60670-0126.

10.  The Notes shall be senior unsecured obligations of the Company.

11. Any further terms of the Notes shall be as provided for in Exhibit A hereto and in the Indenture.


            [The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the undersigned Treasurer of the Company has executed this Certificate as of the 22nd day of February, 2001.



                                    /s/ Thomas R. Sullivan
                                    ----------------------
                                    Thomas R. Sullivan, Treasurer

                              [depositary legend]

[Insert applicable depositary legend or legends, which initially shall be the following:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO PROGRESS ENERGY, INC. ("THE COMPANY") OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS 7.10% SENIOR NOTE DUE 2011 MAY, AS PROVIDED IN THE INDENTURE, BE EXCHANGED FOR 7.10% SENIOR NOTES DUE 2011 IN THE FORM OF DEFINITIVE CERTIFICATES OF LIKE TENOR AND OF AN EQUAL AGGREGATE PRINCIPAL AMOUNT, IN AUTHORIZED DENOMINATIONS, REGISTERED IN THE NAMES OF SUCH PERSONS AS THE DEPOSITARY SHALL INSTRUCT THE TRUSTEE, IF (I) THE DEPOSITARY GIVES NOTICE TO THE COMPANY OR TO THE TRUSTEE THAT IT IS UNWILLING OR UNABLE TO CONTINUE AS DEPOSITARY AND A SUCCESSOR DEPOSITARY IS NOT APPOINTED BY THE COMPANY WITHIN 90 DAYS, (II) THE DEPOSITARY CEASES TO BE ELIGIBLE UNDER THE INDENTURE AND A SUCCESSOR DEPOSITARY IS NOT APPOINTED BY THE COMPANY WITHIN 90 DAYS OR (III) THE COMPANY DECIDES TO DISCONTINUE USE OF THE SYSTEM OF BOOK-ENTRY TRANSFERS THROUGH THE DEPOSITARY OR ITS SUCCESSOR. ANY SUCH EXCHANGE SHALL BE MADE UPON RECEIPT BY THE TRUSTEE OF AN OFFICER'S CERTIFICATE THEREFOR AND A WRITTEN INSTRUCTION FROM THE DEPOSITARY SETTING FORTH THE NAME OR NAMES IN WHICH THE TRUSTEE IS TO REGISTER SUCH 7.10% SENIOR NOTES DUE 2011 IN THE FORM OF DEFINITIVE CERTIFICATES.]

                             PROGRESS ENERGY, INC.

                          7.10% Senior Note due 2011

No. R-__                                                          $___________

                                                             CUSIP No. 743263AD7

     Progress Energy, Inc., a corporation duly organized and existing under the laws of the State of North Carolina (herein called the "Company," which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to _____________, or registered assigns, the principal sum of _____________________ and No/100 Dollars ($_______________)
on March 1, 2011 and to pay interest thereon from February 22, 2001 or from the most recent Interest Payment Date with respect to which interest has been paid or duly provided for, semi-annually on March 1 and September 1 in each year (each an "Interest Payment Date"), commencing September 1, 2001, at the rate of 7.10% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 7.10% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be (i) for Notes of this series in the form of Global Securities, on the business day prior to each Interest Payment Date, or (ii) for Notes of this series in the form of definitive certificates, on February 15 or August 15 (whether or not a Business
Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

     Payment of the principal of (and premium if any) and such interest on this Note will be made at the office or agency of the Company maintained for that purpose in The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of such interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Debt Security Register.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Interest will accrue from each prior Interest Payment Date to, but not including, the relevant payment date. In the event that any date on which interest is payable on the Notes of this series is not a Business Day at any Place of Payment, then payment of interest or principal and premium, if any, need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity, and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to such Business Day. A "Business Day" means when used with respect to a Place of Payment or any other particular location specified in the Indenture, means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in such Place of Payment or other location are generally authorized or required by law, regulation or executive order to remain closed.

     Reference is hereby made to the further provisions of this Note set forth below, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to below by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

     Dated:

                                    PROGRESS ENERGY, INC.


                                     By: _____________________________
[SEAL]                                   [Name]
                                         [Title]

Attest:


______________________
[Name]
[Title]

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the Notes of the series designated herein referred to in the within-mentioned Indenture.

     Dated:

                                        BANK ONE TRUST COMPANY, N.A.,
                                         as Trustee


                                        By:  __________________________________
                                        Name:
                                        Title:  Authorized Representative

[Form of Reverse of 7.10% Senior Note due 2011]

     This Note is one of the duly authorized issue of securities of the Company of the series designated on the face hereof (herein called the "Notes"), issued and to be issued in one or more series under an Indenture (For Debt Securities), dated as of February 15, 2001 (herein, together with any amendments thereto, called the "Indenture," which term shall have the meaning assigned to it in such instrument), between the Company and Bank One Trust Company, N.A., as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer's Certificate filed with the Trustee on February 22, 2001, creating the series designated on the face hereof, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

     The Notes are senior unsecured obligations of the Company and rank equally with all of the Company's other senior unsecured indebtedness from time to time outstanding. Debt Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized for each series. The Company may, from time to time, without the consent of the holder of this Note, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to this Note.

     The Notes will not be subject to a sinking fund.

Events of Default

     If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

     In addition to the Events of Default specified in the Indenture, a default with respect to any indebtedness of the Company other than the Notes of this series shall constitute an Event of Default with respect to the Notes of this series if: (i) the default results from a failure to pay such indebtedness when due, whether by reason of acceleration or otherwise and (ii) the principal
                                                    ---
amount of such indebtedness, together with the principal amount of any other such defaulted indebtedness, exceeds $25,000,000.

Restrictive Covenants

     Limitation on Liens

     As long as the Notes remain outstanding, neither the Company nor any of its Subsidiaries may issue, assume or guarantee (including any contingent obligation to purchase) or permit to exist any indebtedness secured by a lien on any capital stock of any Subsidiary or on any tangible property owned by the Company or any Subsidiary, without effectively securing the Notes equally and ratably with (or prior to) the new indebtedness (but only so long as such new indebtedness is so secured).

     The foregoing limitation does not limit the following liens and indebtedness:

          (1) purchase money liens on property acquired in the future; liens of any kind existing on property or shares of stock at the time they are acquired; conditional sales agreements and other title retention agreements on property acquired in the future (as long as none of the liens referenced in this clause
(1) cover any other properties of the Company or any of its Subsidiaries);

          (2) liens on property that exist as of the date the Notes are first issued (including the existing first mortgage indentures of Carolina Power & Light Company and Florida Power Corporation); liens on the shares of stock of any corporation, which liens existed at the time that corporation became a Subsidiary;

          (3) liens in favor of the United States (or any State), any foreign country or any department, agency or instrumentality or political subdivision of those jurisdictions, to secure payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing the purchase price or the cost of constructing or improving the property subject to those liens, including, for example, liens to secure debt of the pollution control or industrial revenue bond type;

          (4) debt issued by the Company or any Subsidiary in connection with a consolidation or merger of the Company or any such Subsidiary with or into any other company in exchange for secured debt of that company (Third Party Debt) as long as that debt (i) is secured by a mortgage on all or a portion of the property of that company, (ii) prohibits secured debt from being incurred by that company, unless the Third Party Debt is secured in an equal and ratable basis or (iii) prohibits secured debt from being incurred by that company;

          (5) liens on any property acquired, constructed, developed or improved after the date the Notes are first issued, which liens are created before or within 24 months after the acquisition, construction, development or improvement of the property and secure the payment of the costs of such acquisition, construction, development or improvement or related costs;

          (6) liens in favor of the Company or any of the Company's wholly-owned Subsidiaries;

          (7) the replacement, extension or renewal of any lien referred to above in clauses (1) through (6) as long as the amount secured by the liens or the property subject to the liens is not increased; and

          (8) any other lien not covered by clauses (1) through (7) above as long as immediately after the creation of the lien the aggregate principal amount of debt secured by all liens created or assumed under this clause (8), together with the aggregate Attributable Value of all Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by clause (2) of the "Limitation on Sale and Leaseback Transactions" covenant below), does not exceed 20% of the Company's Consolidated Net Tangible Assets.

     Limitation on Sale and Leaseback Transactions

     As long as the Notes remain outstanding, neither the Company nor any of its Subsidiaries may enter into any Sale and Leaseback Transaction unless either:

          (1) the Company and its Subsidiaries would be entitled pursuant to the "Limitation on Liens" covenant above to create indebtedness secured by a lien on the property to be leased back in an amount equal to the Attributable Value of such Sale and Leaseback Transaction without the Notes being effectively secured equally and ratably with (or prior to) that indebtedness; or

          (2) the Company or the relevant Subsidiary, within 270 days after the sale or transfer of the relevant assets shall have been made, applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds from the sale or, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased (as determined by any two directors of the Company or the relevant Subsidiary) to (i) the retirement of long-term indebtedness of the Company or the relevant Subsidiary ranking prior to or on a parity with the Notes or (ii) the investment in any property used in the ordinary course of business by the Company or any Subsidiary.

     As used in this subsection:

     "Attributable Value" means, as to any particular lease under which the Company or any of its Subsidiaries is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the amount equal to the greater of (i) the net proceeds from the sale or transfer of the property leased pursuant to the Sale and Leaseback Transaction or (ii) the net book value of the property, as determined by the Company in accordance with generally accepted accounting principles at the time of entering into the Sale and Leaseback transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

     "Consolidated Net Tangible Assets" means the amount shown as total assets on the Company's consolidated balance sheet, less (i) intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets, and (ii) appropriate adjustments, if any, on account of minority interest. Consolidated Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by the Company, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

     "Subsidiary" means an entity more than 50% of the outstanding voting stock (or comparable equity interest) of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reasons of any contingency.

     "Sale and Leaseback Transaction" means any transaction or series of related transactions relating to property now owned or hereafter acquired by the Company or any of its Subsidiaries whereby the Company or one of its Subsidiaries transfers the property to a person and the Company or one of its Subsidiaries leases it from that person for a period, including renewals, in excess of 48 months.

Optional Redemption

     The Notes of this series are subject to redemption by the Company, at its option, in whole, at any time, or in part, from time to time, upon notice as provided in the Indenture (not less than 30 nor more than 60 days prior to a date fixed for redemption (the "Redemption Date")) at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the Redemption Date to the maturity date, computed by discounting such payments, in each case, to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 30 basis points (.30%), plus in each case accrued interest on the principal amount thereof to the Redemption Date (the "Redemption Price"), such Redemption Price to be set forth in an Officer's Certificate delivered to the Trustee on or before the Redemption Date and upon which the Trustee may conclusively rely.

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of Notes of this series (or any portion thereof) will be given to Holders at their addresses, as shown in the Debt Security Register for such Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the method of calculation of the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed. If less than all of the Notes are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the portion of such Note to be redeemed in whole or in part.

     In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

     As used in this subsection:

     "Treasury Yield" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker having a maturity comparable to the remaining term of the Notes of this series that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of this series.

     "Independent Investment Banker" means Merrill Lynch, Pierce, Fenner & Smith Incorporated or Salomon Smith Barney Inc. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by the Company and appointed by the Trustee.

     "Comparable Treasury Price" means, with respect to any Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations for such Redemption Date.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date. The Company shall furnish the Trustee a notice in writing at least five Business Days and not more than ten Business Days prior to such Redemption Date of (a) the name of each Reference Treasury Dealer, (b) the Redemption Date, and (c) the third Business Day preceding the Redemption Date.

     "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

Certain Indenture Provisions

     The Indenture permits, in certain circumstances therein specified, the amendment thereof without the consent of the Holders of any of the Debt Securities. The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations under the Indenture of the Company and the rights of Holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a specified percentage in aggregate principal amount of the Debt Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a specified percentage in aggregate principal amount of the Debt Securities of each series at the time Outstanding, on behalf of the Holders of all the Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

     As provided in and subject to the provisions of the Indenture, a Holder of Debt Securities shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of this series, the Holders of not less than a specified percentage in aggregate principal amount of the Debt Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Debt Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

     No reference herein to the Indenture and no provision of this Note, subject to the provisions for satisfaction and discharge in Article Seven of the Indenture, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

     The Indenture permits the Company, by irrevocably depositing, in amounts and maturities sufficient to pay and discharge at the Stated Maturity or Redemption Date, as the case may be, the entire indebtedness on all Outstanding Notes, cash or U.S. Government Obligations with the Trustee in trust solely for the benefit of the Holders of all Outstanding Notes, to defease the Indenture with respect to such Notes, and upon such deposit the Company shall be deemed to have paid and discharged its entire indebtedness on such Notes. Thereafter, Holders would be able to look only to such trust fund for payment of principal and interest at the Stated Maturity or Redemption Date, as the case may be.

     The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of Notes is registrable in the Debt Security Register, upon surrender of a Note for registration of transfer at the Corporate Trust Office of the Trustee or at such other offices or agencies of the Trustee from time to time designated for such purpose, or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     All undefined terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.